Exhibit 10.11
PRIDE INTERNATIONAL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDED
PARTICIPATION AGREEMENT
     THIS AMENDED PARTICIPATION AGREEMENT (this “Amended Participation Agreement”), entered into effective as of January 28, 2005 (the “Effective Date”) and thereafter amended effective as of December 31, 2008, by and between Pride International, Inc. (the “Company”), and Lonnie D. Bane (the “Executive”);
WITNESSETH:
     WHEREAS, the Company has established the Pride International, Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”), to generally assist the Company and its Affiliates in retaining, attracting and providing a retirement benefit to certain selected salaried officers and other key management employees; and
     WHEREAS, the Company and the Executive have entered into an amended and restated employment agreement, effective as of December 31, 2008 (the “Employment Agreement”); and
     WHEREAS, the Committee has selected the Executive for participation in the Plan as more fully described herein; and
     WHEREAS, the Company and the Executive previously entered into a participation agreement under the Plan and desire to enter into this Amended Participation Agreement and to supersede any prior agreements or understandings in their entirety; and
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Executive agree to the form of this Amended Participation Agreement as follows:
     1. Reference to Plan. Terms not otherwise defined herein shall have the same meaning as ascribed thereto in the Plan. This Amended Participation Agreement is being entered into in accordance with and subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are still in effect on the date hereof. The Executive acknowledges he has received a copy of, and is familiar with the terms of, the Plan which are hereby incorporated herein by reference.
     2. Benefit Percentage. As of the Effective Date and subject to the forfeiture and vesting requirements of the Plan as supplemented by this Amended Participation Agreement, the Executive is a Participant in the Plan and is entitled to a SERP Benefit equal to 50% of Final Annual Salary, as described in Section 4 of the Plan, subject to the applicable reduction factor as set forth in Section 4.8 of the Plan for payments provided before Executive’s Normal Retirement Date.

     3. Vesting. The Executive’s contingent right to receive the SERP Benefit shall vest on the dates and in the percentages as set forth below; provided, however, that in the event of the Executive’s “Termination” (as defined in the Employment Agreement) the benefits payable under the Plan shall be fully vested:

Date	Percentage Vested
January 1, 2006	20%
January 1, 2007	40%
January 1, 2008	60%
January 1, 2009	80%
January 1, 2010	100%
Except for the amount of the benefit payable being reduced to the applicable Percentage Vested set forth above, any benefit payable under this paragraph 3 shall be payable on all of the same terms and conditions, including timing, set forth in the Plan for a Early or Normal Retirement Benefit, as applicable.
     4. Early Retirement. In the event that the Executive terminates employment after attaining age 55, the Executive shall be deemed to have met the Service requirement for purposes of determining eligibility for an Early Retirement Benefit as provided in Section 4.2 of the Plan.
     5. Change in Control. In the event the Participant has a Change in Control Termination, the Executive’s benefit (i) shall be fully vested as of the date of the Change in Control Termination, (ii) shall be paid at the time provided in Section 4.4(b) or Section 4.4(c) of the Plan, as applicable, and (iii) notwithstanding the provisions of Sections 4.4(b), 4.4(c) and 4.4(d) of the Plan to the contrary, the amount of the lump sum payment provided under Section 4.4(d) of the Plan, as applicable, shall be equal to the Executive’s Final Annual Salary multiplied by ten. To the extent the Executive is entitled to a supplemental payment (a “gross up payment”) to be made pursuant to the Employment Agreement to the Executive as necessary to offset or mitigate the impact of the golden parachute excise tax on the Executive, such provision shall control with respect to any benefit paid to the Executive pursuant to Section 4.4 of the Plan.
     6. Minimum Normal Retirement Benefit. For purposes of Section 4.9(a) of the Plan, the Executive’s Minimum Normal Retirement Benefit is $1,837,584.

     7. Retiree Medical Benefits. As of the date the Executive terminates employment with any vested right to a SERP Benefit pursuant to the terms of the Plan and this Amended Participation Agreement, whether or not the SERP Benefit commences on termination, the Executive shall be deemed to have satisfied the eligibility requirements to be a qualifying retiree for retiree medical and dental benefits. For this purpose, and regardless whether at such time the Company makes retiree medical and dental coverage available to employees generally, retiree medical and dental coverage shall be provided until the later of the Executive’s death or the death of Executive’s surviving spouse (if any), shall extend to the Executive, his spouse (if any), and his eligible dependent s who were covered under the Company’s group health plan as of the date of termination of employment (“Eligible Dependents”), and shall be at least as favorable as the group medical and dental coverage offered by the Company to employees of the Company who serve in an executive capacity; provided, however, that coverage shall (i) be suspended during any period the Executive is eligible for and covered by other group medical coverage provided by another employer, (ii) at such time as the Executive or the Executive’s spouse, as applicable, becomes eligible for and covered by Medicare, be converted to Medicare Supplement coverage (providing coverage for deductibles and coinsurance in excess of coverage under Medicare Part A and B or any successor to such parts), and (iii) terminate with respect to Eligible Dependents, other than the Executive’s spouse, at such time as the Eligible Dependents are no longer eligible for coverage under the terms of the group medical plan maintained for active executives of the Company. The Executive, or if applicable, the Executive’s surviving spouse, shall be responsible for the payment of the applicable premiums for the cost of all coverage described in this paragraph at a rate not to exceed the cost to active employees of the Company who serve in an executive capacity of the most comprehensive group medical and dental coverage offered by the Company. Any benefits to the Executive’s spouse or surviving spouse pursuant to this paragraph are available solely to the spouse to whom the Executive was married on the date of termination. This eligibility shall commence at the time of the Executive’s termination of employment or, if later, upon the expiration of continued health insurance coverage as provided under the Employment Agreement.
     Notwithstanding the foregoing, the Executive shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly basis provided that the Company shall reimburse the Executive the excess of costs, if any, above the then active employee cost for such benefits. Any reimbursements by the Company to the Executive required under this paragraph shall be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by the Executive. Any reimbursements provided during one taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement under this paragraph shall not be subject to liquidation or exchange for another benefit or payment.
     8. Tax Provisions. The Executive agrees that the payor of the Plan benefit may take whatever steps the payor, in its sole discretion, deems appropriate or necessary to satisfy state and federal income tax, social security, Medicare, other tax withholding obligations arising out of the benefits payable under this Amended Participation Agreement. The Executive acknowledges that all payments and benefits hereunder are subject to delayed payment pursuant to Section 8.11 of the Plan in compliance with Section 409A of the Code.
     9. Status of Amended Participation Agreement. The benefits payable under this Amended Participation Agreement shall be independent of, and in addition to, any other agreement relating to the Executive’s employment that may exist from time to time between the parties hereto, or any other compensation payable by the Employer to the Executive, whether salary, bonus or otherwise. This Amended Participation Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right of the Employer to discharge the Executive or restrict the right of the Executive to terminate the Executive’s employment.

     10. Entire Agreement. This Amended Participation Agreement and the Plan constitute the entire understanding between the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are superseded in their entirety by this Amended Participation Agreement and the Plan. This Amended Participation Agreement may be amended, modified or terminated, in whole or in part, at any time by a written instrument executed by both parties hereto. Notwithstanding anything to the contrary in the Plan, this Amended Participation Agreement may set forth specific terms or provisions modifying the terms of the Plan with respect to the Executive, and the terms of this Amended Participation Agreement shall be controlling.
     11. Severability. If, for any reason, any provision of this Amended Participation Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Amended Participation Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If this Amended Participation Agreement or any portion thereof conflicts with any law or regulation governing the activities of the Employer, this Amended Participation Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.
     12. Governing Law. This Amended Participation Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     IN WITNESS WHEREOF, the parties have executed this Amended Participation Agreement (in multiple copies) as of the date set forth below.

PRIDE INTERNATIONAL, INC.

	By	/s/ Louis A. Raspino

Louis A. Raspino
ATTEST:		President and Chief Executive Officer

/s/ W. Gregory Looser	Date:	12/31/08

W. Gregory Looser
Secretary
/s/ Lonnie D. Bane

EXECUTIVE

		Date:	12/31/08